Exhibit 10.3
First Amendment to the
Marathon Oil Corporation
Executive Change in Control Severance Benefits Plan

Effective October 26, 2011, the Marathon Oil Corporation Executive Change in Control Severance Benefits Plan (the “Plan”)  is amended as follows:

The definition of “Employee” under the Plan is amended to read:

Employee:  Senior executives of the Corporation who are grade 88 or higher, provided that any senior executive who is either (a) a party to an individual agreement concerning the subject matter  hereof or (b) initially hired or promoted into a position with a grade level of 88 or higher after October 26, 2011 shall not participate in the Plan.